Exhibit 10.1

SEVERANCE AND RESTRICTIVE COVENANT AGREEMENT

THIS SEVERANCE AND RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is dated as of May 7, 2009 (the “Effective Date”), between COLEMAN CABLE, INC., a Delaware corporation (the “Company”) and Alan C. Bergschneider (“Executive”).

Section 1. TERM OF AGREEMENT

The term of this Agreement shall commence on and as of the Effective Date and continue until Executive’s employment has terminated and the obligations of the parties hereunder have terminated or expired or have been satisfied in accordance with their terms.

Section 2. DEFINITIONS

For purposes of this Agreement, the following terms have the meanings set forth in this Section:

2.1. “Board” means the Board of Directors of the Company.

2.2. “Cause” means:

(a) Executive’s gross neglect or willful failure to perform his duties and responsibilities with the Company in all material respects or to substantially comply with a specific and lawful directive of the Company’s Chief Executive Officer or any other officer of the Company to whom Executive directly reports or the Board, in each case after a written demand for substantial performance or substantial compliance is delivered to Executive by or on behalf of the Company’s Chief Executive Officer or the Board, which demand specifically identifies the manner in which the Company’s Board of Directors believes that Executive has not so performed his duties and which demand is not met within thirty (30) days of its delivery to Executive;

(b) any act of fraud or embezzlement by Executive in connection with the Company or its affiliates;

(c) a willful and material breach of this Agreement by Executive which Executive fails to cure within thirty (30) days of Executive’s receipt of written notice of such breach; or

(d) Executive’s conviction or entering into a plea of nolo contendere to (A) a crime involving moral turpitude or (B) any other crime materially impairing or materially hindering Executive’s ability to perform his duties for the Company.

2.3. “Change in Control” means any of the following events:

(a) any person or other entity (other than any of the Company’s subsidiaries or any employee benefit plan sponsored by the Company or any of its subsidiaries) including any person as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of more than fifty percent (50%) of the total combined voting power of all classes of capital stock of the Company normally entitled to vote for the election of directors of the Company (the “Voting Stock”);

(b) the stockholders of the Company approve the sale of all or substantially all of the property or assets of the Company and such sale occurs;

(c) the stockholders of the Company approve a consolidation or merger of the Company with another corporation (other than with any of the Company’s subsidiaries), the consummation of which would result in the shareholders of the Company immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 60% of the Voting Stock of the surviving entity, and such consolidation or merger occurs;

(d) a change in the Company’s Board of Directors occurs with the result that the members of the Board immediately prior to such change no longer constitute a majority of such Board of Directors; or

(e) any other change of ownership or effective control (as defined in Section 280G(b)(2) of the Internal Revenue Code (the “Code”)).

2.4. “Code” means the Internal Revenue Code of 1986, as amended.

2.5. “Date of Termination” means: (i) if Executive’s employment terminates by virtue of Executive’s death, the date of death and (ii) in all other cases, the date as of which a termination of Executive’s employment becomes effective in accordance with the provisions of Section 3.1(d).

2.6. “Disability” means any physical or mental illness or infirmity of Executive (expressly excluding habitual use of alcohol or drugs) that causes Executive to be substantially unable to perform Executive’s duties with the Company (i) for any period of one hundred twenty (120) consecutive days, (ii) for two hundred seventy (270) days, whether or not consecutive, in any period of three hundred sixty five (365) days, despite provision by the Company of reasonable accommodations as required by law, or (iii) at such earlier time as Executive submits or the Company receives satisfactory medical evidence that Executive has a physical or mental disability or infirmity which will likely prevent him from returning to the performance of Executive’s work duties for four (4) months or longer. In the event of any dispute regarding the determination of the Employee’s disability, such determination shall be made by a physician selected by the Company, at the Company’s sole expense, in consultation with the Employee’s primary treating physician; provided, however, that the Employee’s Disability shall be conclusively presumed if such determination is made by an insurer providing disability insurance coverage to the Employee or the Company in respect of the Employee.

2.7. “Good Reason” means the occurrence, without Executive’s express prior written consent, of any of the following:

(a) a material diminution in Executive’s authority, duties, or responsibilities, other than a reduction attributable to Executive’s continued failure to substantially perform Executive’s duties with the Company or to accommodate Executive’s physical or mental illness or infirmity;

(b) a material diminution in Executive’s base salary, except with respect to across-the-board salary reductions generally implemented for certain levels of management employees of the Company; or

(c) a change in location of Executive’s office within the two-year period on and after a Change in Control, that is fifty (50) miles or more from the office where Executive was located as of the Effective Date;

but only if (i) Executive delivers a written notice to the Company within thirty (30) days of the initial existence of such occurrence, which notice specifically identifies the occurrence and demands that it be remedied and (ii) if such occurrence is capable of being remedied, the Company fails to remedy the same within thirty (30) days after receiving such written notice or, if the same is not capable of being remedied within such period of time, the Company fails to commence diligently to seek to remedy the same within such period and thereafter to continue to seek to remedy such failure until remedied.

For the avoidance of doubt, any prospective action that would, if actually taken or implemented, constitute Good Reason through the application of (a) through (c) above (after the expiration without cure of the applicable notice and cure period provided for above) shall not in any event be deemed to have occurred unless and until such action is actually taken or implemented.

2.8. “Separation from Service” means a termination of Executive’s employment that constitutes a separation from service under Section 409A of the Code.

Section 3. TERMINATION AND COMPENSATION UPON TERMINATION

3.1. In General.

(a) Termination by Company. The Company (acting through the Chief Executive Officer or the Board) may at any time elect to terminate Executive’s employment by delivery of a notice of termination to Executive for any reason (including on account of Disability) or no reason, with or without Cause.

(b) Termination by Executive. Executive may elect to terminate Executive’s employment by delivery of a notice of termination (i) with Good Reason, in accordance with the provisions of Section 2.7, or (ii) for any other reason (including on account of Disability) or no reason, at any time.

(c) Notice of Termination. Any termination of Executive’s employment, whether by the Company or by Executive, shall be communicated by written notice of termination to the other party in accordance with the terms of Section 5.5. The notice of termination shall state the specific termination provision in this Agreement relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and shall state an effective date of termination that complies with the requirements of subsection (d).

(d) Effective Date of Termination. Unless otherwise agreed upon in writing by the Company and Executive:

(i) the effective date of termination of Executive’s employment in the case of a termination of Executive’s employment by the Company for any or no reason shall not be more than ninety (90) days after the date the notice of termination is given by the Company;

(ii) the effective date of termination in the case of a termination of Executive’s employment by Executive for any reason shall not be less than thirty (30) nor more than thirty-five (35) days after the date the notice of termination is given by Executive.

(e) All payments made to or in respect of Executive pursuant to this Section 3 shall be made in a cash lump sum within thirty (30) days following the Date of Termination, except where this Agreement (or the plan pursuant to which such payment is to be made) provides otherwise. No amounts that are “deferred compensation” within the meaning of Section 409A of the Code and that are payable under this Agreement as a result of Executive’s termination of employment shall be payable to Executive unless Executive’s termination of employment also constitutes a Separation from Service.

3.2. Death, Disability, Termination for Cause, or Resignation without Good Reason. Executive’s employment shall be terminated automatically on the date of Executive’s death or Disability. Upon such a termination of employment, or upon a termination of employment by the Company for Cause, or upon a termination of employment by Executive without Good Reason, the Company shall pay to Executive (or, in the event of Executive’s death, to Executive’s beneficiary or estate), when the same would otherwise have been due, the base salary and any bonus then payable through the Date of Termination and shall have no further obligations under this Agreement.

3.3. Termination Without Cause or With Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, the Company shall pay to Executive:

(a) when the same would otherwise have become due and payable, the base salary and any bonus then payable through the Date of Termination (without regard to any reduction therein constituting Good Reason within the meaning of Section 2.7(b)), plus

(b) an amount of severance pay equal to one (1) times the amount of Executive’s annual base salary as in effect on the Date of Termination (without regard to any reduction therein constituting Good Reason within the meaning of Section 2.7(b)), which amount shall be paid in twenty-four (24) consecutive equal semi-monthly installments, commencing not later than the first day of second calendar month following the Date of Termination and continuing thereafter until paid in full. In the event that any payments due under this subsection (b) constitute “deferred compensation” within the meaning of Section 409A of the Code, Executive’s right to receive a series of installment payments shall be treated as a right to a series of separate payments.

In addition, if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason all of Executive’s options and restricted stock that vest based on the passage of time shall vest immediately (to the extent not previously vested) without regard to whether or not any of the conditions specified therein have been achieved.

3.4. Cost of COBRA Continuation Coverage. If and to the extent that Executive, following a termination of Executive’s employment described in Section 3.3, properly and timely elects (on behalf of Executive and Executive’s qualified beneficiaries) continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) with respect to the Company’s group health plan, Executive shall pay the then-current portion of the cost of such coverage that would be payable by the Company’s similarly situated active employees and the Company shall pay the balance of such then-current costs as long as and for the period during which the Company remains obligated for continuing payments under Section 3.3(b) (without regard to any acceleration by the Company of such payments). The Company shall be authorized to deduct from the installments to be paid under Section 3.3 Executive’s then-current share of the cost of such coverage. The Company’s subsidy of such group health plan coverage shall terminate upon the earlier of (1) the date of termination of COBRA continuation coverage and (2) the payment in full by the Company of its obligations under Section 3.3(b) (without regard to any acceleration by the Company of such payments), whereupon Executive shall be fully responsible for the cost of continuing coverage and benefits, if any.

3.5. General Release Agreement. The obligations of the Company to make the payments and provide the benefits described in Sections 3.3 and 3.4 are expressly conditioned upon Executive’s signing and delivering to the Company, not later than thirty (30) days after the Date of Termination (or such longer period, to the extent required by law), and thereafter not revoking, a valid general release agreement in substantially the form attached hereto as Attachment A. Any breach of Executive’s nondisclosure, nonsolicitation, or noncompetition obligations to the Company that has or is reasonably likely to have a material and adverse effect on the Company shall, in addition to all other remedies available to Company, result in the immediate release of the Company from any obligation it would otherwise have to make further payments or provide further benefits under this Agreement. Executive expressly acknowledges that the Company is prepared to vigorously enforce these promises and that violation of Executive’s obligations could result in an award of damages or other legal remedies against Executive and Executive’s subsequent employers.

3.6. Limitation.

(a) Notwithstanding the foregoing:

(i) In the event that it shall be determined that any payment or distribution from the Company, any affiliate, or trusts established by the Company or by any affiliate to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, and with a “payment” including, without limitation, the vesting of an option or other non-cash benefit or property) (a “Payment”) would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, or any successor provision, then the aggregate present value of amounts payable or distributable to or for the benefit of Executive pursuant to this Agreement (“Agreement Payments”) shall be reduced (but not below zero) to the Reduced Amount. For purposes of this paragraph, the “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible because of said Section 280G of the Code. The determination to be made hereunder shall be made within twenty (20) days after the date of termination by the accounting firm that is then acting as auditor for the Company (the “Accounting Firm”), which shall provide detailed calculations thereof to the Company and to Executive, provided, however, that Executive shall elect which and how much of the Agreement Payments shall be reduced consistent with such calculations. The determination to be made by the Accounting Firm shall be binding upon the Company and Executive unless each of the following occurs: (i) within fifteen (15) days of the date of such determination, either party gives to the other party a written legal opinion from a nationally recognized law firm stating that there is a substantial possibility that the Internal Revenue Service will reach a conclusion different from that reached by the Accounting Firm; (ii) either party, within fifteen (15) days of the date of such letter, seeks a private letter ruling from the Internal Revenue Service; and (iii) the Internal Revenue Service issues a private letter ruling reaching a conclusion different from that reached by the Accounting Firm. A private letter ruling by the Internal Revenue Service issued under these circumstances shall be binding upon the Company and Executive. Present value, for purposes of the calculations under this Section 3.6, shall be determined in accordance with Section 280G(d)(4) of the Code. Notwithstanding anything in this Section 3.6 to the contrary, to the extent any of the payments or benefits provided under the Agreement are reduced in accordance with the provisions of this Section, payments and benefits that do not constitute “deferred compensation” within the meaning of Section 409A of the Code shall be reduced first.

(ii) As a result of uncertainty in the application of Section 280G of the Code at the time of any initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments will have been paid or distributed by the Company which should not be so paid or distributed (“Overpayment”) or that additional Agreement Payments which were not paid or distributed by the Company could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Executive which Executive shall repay to the Company promptly upon receiving notice of such Overpayment together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Executive to the Company (or if paid by Executive to the Company shall be returned to Executive) if and to the extent such payment would not reduce the amount which is nondeductible under Section 280(G) of the Code or which is subject to taxation under section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(b) To the extent that any cash payments due under Section 3.3 or Section 3.4: (i) constitute “deferred compensation” subject to the requirements of Section 409A of the Code, (ii) are payable to an Executive who is a “specified employee” (as defined in Section 409A) as a result of Executive’s Separation from Service, and (iii) would be payable during the six (6) month period following Executive’s Separation from Service, such payments shall be suspended and accumulated by the Company and paid out to Executive on the first business day following the date that is six (6) months after Executive’s Separation from Service. In determining whether any cash payments due under Section 3.3 or Section 3.4 are deferred compensation within the meaning of Section 409A, the parties agree, to the greatest extent possible under the Treasury Regulations promulgated under Section 409A, to make use of any exemptions available under Section 409A, including the short-term deferral exemption, the separation pay exemption, and the limited payment exemption.

3.7. Termination Obligations.

(a) Executive hereby acknowledges and agrees that all Company Property and Materials furnished or made available to or acquired by Executive in the course of or incident to Executive’s employment, belong to the Company and shall be promptly returned to the Company upon termination of Executive’s employment for whatever reason. “Company Property and Materials” for such purpose includes (i) all electronic devices owned, leased, or made available by the Company for Executive’s use, including personal computers, fax machines, cellular telephones, pagers, and tape recorders, and (ii) all books, manuals, records, reports, notes, contracts, lists, blueprints, maps and other documents, or materials, or copies thereof (including computer files) belonging to, and all other proprietary information relating to the business of, the Company. Following termination, Executive will not retain any written or other tangible material containing any proprietary information of the Company and, upon request, will confirm Executive’s compliance with this subsection in writing.

(b) Executive’s obligations under this Section 3.7 and Section 4 (including but not limited to the confidentiality provisions set forth in Section 4.1) shall survive termination of Executive’s employment and the expiration of this Agreement.

(c) Upon termination of Executive’s employment, Executive will be deemed to have resigned from all offices and directorships then held with the Company or any of its affiliates.

3.8. No Duty to Mitigate. No amount due to Executive under this Agreement by virtue of the termination of Executive’s employment (other than payments to be provided in respect of health benefits to the extent that Executive is entitled to similar benefits by virtue of new employment) shall be reduced by or on account of any compensation received by Executive as the result of employment by another employer.

Section 4. RESTRICTIVE COVENANTS

4.1. Confidentiality. In the performance of Executive’s duties for the Company, Executive shall abide by and be bound by the Company’s Code of Business Conduct and Ethics, including the confidentiality and nonsolicitation restrictions set forth therein. In addition and not in lieu or in substitution therefor, Executive shall not, during Executive’s employment or at any time thereafter, directly or indirectly, disclose or make available to any person for any reason or purpose whatsoever, any Confidential Information (as defined below). Executive agrees that, upon termination of Executive’s employment with the Company, all Confidential Information in Executive’s possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files), whether or not otherwise included among the Personal Property required to be returned pursuant to Section 3.7(a), shall be returned to the Company and shall not be retained by Executive or furnished or disclosed to any third party in any form except as provided herein; provided, however, that Executive shall not be obligated to treat as confidential any information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by virtue of a violation of this Agreement or any other duty owed to the Company by Executive, or (iii) is lawfully disclosed to Executive by a third party. As used in this Agreement the term “Confidential Information” means otherwise valuable and unique nonpublic information disclosed to Executive or known by Executive as a consequence of or through Executive’s relationship with the Company, including information about the customers, vendors, employees, consultants, business methods, public relations methods, organization, procedures, business plans, or finances, of the Company or its affiliates, whether or not such information constitutes a “trade secret” under applicable law.

4.2. Noncompetition.

(a) Competitive Activity. In addition to the restrictions contained in the Company’s Code of Business Conduct and Ethics, Executive agrees that Executive shall not, without the prior written consent of the Company (as may be communicated through the Company’s Chief Executive Officer or the Board):

(i) During the period Executive is employed by the Company (the “Employment Period”) and during the Restriction Period (as defined in subsection (c)), directly or indirectly, engage or participate in (as an owner, partner, stockholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business enterprise that is directly or indirectly engaged in the business of manufacturing wire and cable in the United States and in any other countries or territories where the Company sells its products (x) during the Employment Period, as it is being conducted while Executive is employed by the Company or (y) during the Restriction Period, as it was being conducted at the time of the termination of Executive’s employment (each a “Competitive Business”);

(ii) During the Restriction Period, directly or indirectly, solicit or attempt to persuade any person who was, at any time within the two (2) year period before Executive’s Date of Termination, an employee or independent contractor of the Company, to terminate his, her, or its relationship with the Company; or

(iii) During the Restriction Period, directly or indirectly, employ, hire, or retain any person who was an employee of the Company at any time within the one (1) year period before Executive’s Date of Termination.

For the avoidance of doubt and without limitation, subsection (i) above is intended, among other things, to prohibit, during the Employment Period and Restriction Period, the solicitation by Executive of any customer, client, or vendor of the Company for the benefit of or in furtherance of a Competitive Business and the engagement or participation of Executive by or with any business that solicits or engages in business with any customer, client, or vendor of the Company in furtherance of a Competitive Business.

(b) Notwithstanding the foregoing, Executive may own up to a five percent (5%) interest in a publicly traded corporation or other person engaged in a Competitive Business.

(c) For purposes hereof, “Restriction Period” means the period beginning upon the Date of Termination and ending on the first anniversary thereof.

4.3. Remedies for Breach. Executive acknowledges that the provisions of Sections 4.1 and 4.2 are reasonable and necessary for the protection of the Company and that the Company may be irrevocably damaged if these provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other legal or equitable relief or remedy available to the Company, the Company shall be entitled to seek and may obtain an appropriate injunction or other equitable remedy for the purposes of restraining Executive from any actual or threatened breach of or otherwise enforcing these provisions (and that no bond or security shall be required in connection therewith), together with an equitable accounting of all earnings, profits, and other benefits arising from such violation, which rights shall be cumulative.

4.4. Modification. If a court determines that any of the restrictions contained in Section 4.1 or Section 4.2 is unreasonable in terms of scope, duration, geographic area, or otherwise, or any provision in Section 4.1 or Section 4.2 is otherwise illegal, invalid, or unenforceable, then such restriction or provision, as applicable, shall be reformed to the extent necessary so that the same shall be rendered enforceable to the fullest extent otherwise permissible under applicable law, and the parties hereto do hereby expressly authorize any such court to so provide.

Section 5. GENERAL PROVISIONS

5.1. Termination of Prior Agreements. The parties hereby agree that any and all prior agreements between Executive and the Company with respect to severance payments or benefits are hereby terminated as of the date hereof, and any and all such agreements shall be of no further force and effect from and after the date hereof and the parties shall be released from any further obligations thereunder. The foregoing, however, shall not be deemed to abrogate or otherwise affect any of Executive’s obligations under the Company’s Code of Business Conduct and Ethics as heretofore or hereafter in effect or any other restrictive covenant binding upon Executive.

5.2. Certain Rules of Construction.Number. The definitions contained in Section 2 and elsewhere in this Agreement shall be equally applicable to both the singular and plural forms.

(b) “Including”; “Or.” The word “including” means and shall be read as “including but not limited to” and the word “or” means “or” in the nonexclusive sense, i.e., either “and” or “or.”

(c) Section and Subsection References. Except as otherwise specified herein, references in this Agreement to Sections, subsections, and paragraphs are references to the Sections, subsections, and paragraphs of this Agreement.

(d) Headings. The headings of the Sections, subsections, and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or affect the construction hereof.

(e) “Herein.” Words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(f) “Person.” Except as may be expressly provided otherwise herein, the word “person” includes an individual, corporation, general or limited partnership, joint venture, limited liability company, business trust, firm, association, or other form of business entity.

5.3. Successors; Binding Agreement.

(a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement before the effectiveness of any such succession shall be a breach of this Agreement. Unless expressly provided otherwise, “Company” as used herein means the Company as defined in this Agreement and any successor to its business or assets as aforesaid.

(b) This Agreement may not be assigned by Executive but shall inure to the benefit of and be enforceable by Executive and Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive dies while any amounts remains payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there is no such designee, to Executive’s estate.

5.4. No Contract of Employment. Executive acknowledges that Executive’s employment with the Company is “at will.” This Agreement does not and is not intended to confer upon Executive any right of continued or future employment by the Company or any right to compensation or benefits from the Company except the rights specifically stated herein, and shall not limit the right of the Company to terminate Executive’s employment at any time with or without Cause.

5.5. Notices. All notices, demands, and other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given (i) when personally delivered, (ii) when transmitted by telecopy, electronic, or digital transmission with receipt confirmed, (iii) one day after delivery to an overnight air courier guaranteeing next day delivery, or (iv) upon receipt if sent by certified or registered mail. In each case, notice shall be addressed as follows:

If to Executive:	As set forth below Executive’s signature
to this Agreement

If to the Company:	Coleman Cable, Inc.
1530 Shields Drive
Waukegan, Illinois 60085
Attention: Chief Executive Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon actual receipt.

5.6. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. A counterpart signature page delivered by fax or other electronic means shall be as effective as the original thereof.

5.7. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Illinois (without regard to any provision that would result in the application of the laws of any other state or jurisdiction).

5.8. Nondisparagement. The Company and Executive agree that neither will knowingly make any false statement intended or reasonably likely to disparage or defame the other to any person not a party to this Agreement relating to the employment relationship between the Company and Executive, the Company’s business, or Executive’s performance.

5.9. ARBITRATION OF DISPUTES.

(a) Any claims (including counterclaims and cross-claims) and disputes between the parties arising out of or in any way relating to this Agreement or Executive’s employment with the Company shall (except as permitted by subsection (b)) be resolved by submission to binding arbitration before a single neutral arbitrator, who shall be a member of the Bar of the State of Illinois, in accordance with the Commercial Arbitration Rules and Procedures of the American Arbitration Association (AAA) then in effect. Such arbitration shall be held in Chicago, Illinois.

(b) Notwithstanding subsection (a) or any other provision of this Agreement, either party shall have the right to apply to a court having appropriate jurisdiction to seek injunctive or other equitable or nonmonetary relief, on either an interim or permanent basis, in respect of any claim arising out of or in connection with this Agreement or Executive’s employment with the Company.

5.10. Attorneys’ Fees. If any legal action, arbitration, or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, or default in connection with any of the provisions of this Agreement, the prevailing party (as determined by the court or arbitrator) shall be entitled to recover reasonable attorneys’ fees and other costs incurred in such action, arbitration, or other proceeding, including any appeal thereof, in addition to any other relief to which such party may be entitled. Any award of attorneys’ fees or costs to Executive shall not affect the award of any attorneys’ fees or costs eligible for reimbursement in any other calendar year, and all such reimbursements must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

5.11. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof, and no representations, promises, agreements, or understandings, written or oral, not herein contained shall be of any force or effect. This Agreement shall not be changed unless in writing and signed by both Executive and the Company.

5.12. Executive’s Acknowledgment. Executive acknowledges (i) that Executive has had the opportunity to consult with independent counsel of Executive’s own choice concerning this Agreement, and (ii) that Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive’s own judgment.

5.13. Section 409A Compliance. Notwithstanding any provision of this Agreement to the contrary, the payments provided by this Agreement are intended to be exempt from or comply with Section 409A of the Code and the interpretive guidance thereunder. The Agreement shall be construed and interpreted in accordance with such intent.

IN WITNESS WHEREOF, the parties have executed this Severance and Restrictive Covenant Agreement as of the date and year first above written.

COLEMAN CABLE, INC.

By:	/s/ G. Gary Yemtan
Its:	Chief Executive Officer

EXECUTIVE:

/s/ Alan C. Bergshneider
Name: Alan C. Bergschneider

[To be reviewed by Company counsel before use]

ATTACHMENT A

GENERAL RELEASE AGREEMENT

THIS GENERAL RELEASE AGREEMENT (“Release Agreement”) is made and entered into this              day of             , 20        , to be effective as of                      (the “Effective Date”), by and between COLEMAN CABLE, INC. (the “Company”), and                     , a resident of the State of [Illinois] (“Executive”).

1.	The termination of your employment with the Employer will be effective [Date of Termination] (the “Termination Date”).

2.	In consideration of the Company’s agreement to provide you with the severance pay and benefits (the “Severance Payments”) described in the Severance and Restrictive Covenant Agreement dated (the “Severance Agreement”), to which you are not otherwise legally entitled and the sufficiency of which you acknowledge, you agree to comply with the terms of this Release Agreement and to continued compliance with the confidentiality and restrictive covenant provisions of the Severance Agreement. You understand and agree that the Severance Payments are expressly conditioned upon your compliance with the terms of this Release Agreement and continued compliance with the confidentiality and restrictive covenant provisions of the Severance Agreement. Should you violate any material term of this Release Agreement or the Severance Agreement, you will not receive any further payments from the Company under either agreement and shall be obligated to repay to the Company any and all amounts received hereunder that, absent the execution of this Release Agreement, you would not otherwise have been legally entitled to receive. This Paragraph shall not limit the Company’s right to recover damages or obtain any other legal or equitable relief to which it may be entitled by law.

3.	You represent and warrant that you are the sole owner of the actual or alleged claims, demands, rights, causes of action and other matters relating to your employment with the Employer or the cessation of your employment that are released herein; that the same have not been assigned, transferred or disposed of by fact, by operation of law, or in any manner whatsoever; and that you have the full right and power to grant, execute, and deliver the releases, undertakings and agreements contained herein. You further represent and warrant that you have not filed or initiated any legal, equitable, administrative or any other proceedings against any of the Released Parties (as defined in Paragraph 4(a), below), and that no such proceeding has been filed or initiated on your behalf.

4.

(a) You and anyone claiming through you, including your past, present, and future spouses, family members, estate, heirs, agents, attorneys or representatives each hereby release, forever discharge, and agree not to sue the Company or any and all of Company’s past, present and/or future partners, shareholders, officers, directors, employees, agents, attorneys, divisions, parents, subsidiaries, affiliates, predecessors, successors, joint ventures, related companies, administrators, heirs, executors, assigns, insurers and employee benefit or welfare plans, and any of their administrators or trustees or any of its divisions, affiliates, related entities or subsidiaries, or their trustees, fiduciaries, administrators, members, directors, officers, agents, employees, attorneys and the predecessors, successors and assigns of each of them (hereinafter jointly referred to as the “Released Parties”), from any and all claims or causes of action, known or unknown, that Executive has or may have against the Released Parties as of the date on which Executive signs this Agreement, including, but not limited to those relating to Executive’s employment, the termination of Executive’s employment, and any claim of discrimination, harassment, retaliation or wrongful discharge arising under any state, federal or common law, including but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000(e), et seq.; the Federal Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990 (“ADEA”), 29 U.S.C. § 623, et seq.; the Americans with Disability Act, 42 U.S.C. § 12101, et seq.; the Civil Rights Act of 1866 (42 U.S.C. § 1981); the Fair Labor Standards Act of 1938, 29 U.S.C. § 201, et seq.; the Consolidated Omnibus Budget Reconciliation Act of 1985, 42 U.S.C. § 1395(c); Executive Order 11246; § 503 of the Rehabilitation Act of 1973, 29 U.S.C. §§ 701, et seq.; the Family and Medical Leave Act, 29 U.S.C. §§ 2601, et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1132(a)(1)(B), et seq.; the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq.; Sarbanes-Oxley Act of 2002, Public Law 107-204, including whistleblowing claims under 18 U.S.C. §§ 1514A and 1513(e); the Illinois Human Rights Act, 775 ILCS 5/1-103, et seq.; the Cook County Human Rights Ordinance, Ord. No. 93-0-13; the Illinois Wage Payment and Collection Act, 820 ILCS 115/1, et seq.; the United States Constitution, including any rights of privacy thereunder; claims for breach of express or implied contract, including breach of the covenant of good faith and fair dealing; claims for discrimination or harassment of any kind; claims for defamation or other personal or business injury of any kind; claims for unpaid wages, medical expenses, or other benefits or compensation, except as expressly provided in Paragraph 4(c) of this Release Agreement; any claims arising out of any and all employee handbooks, policy and procedure manuals, and other policies and practices of the Company and the Released Parties; claims for attorneys’ fees and costs; and any and all claims arising under any other federal, state, local, foreign or international laws, statutes, regulations, or ordinances, as well as any and all common law legal or equitable claims to any form of legal or equitable relief, damages, compensation or benefits (except as expressly provided in Paragraph 4(c) of this Release Agreement).

(b) You represent that, as of the date you sign this Release Agreement you have no charges, claims or lawsuits of any kind pending against Company or the Released Parties that would fall within the scope of the release set forth in Paragraph 4(a) above.

(c) Notwithstanding the foregoing, Company and Executive agree that the release set forth in Paragraph 4(a) above shall not apply to any claims arising after the date Executive signs this Agreement, nor shall anything herein prevent either party from instituting any action to enforce the terms of this Agreement. In addition, the parties agree that nothing herein shall be construed to prevent Executive from enforcing Executive’s rights, if any, under the Employee Retirement Income Security Act of 1974, to recover any vested benefits. Further, the parties agree that nothing herein shall preclude Executive from challenging the validity of the Agreement under the ADEA. Finally, the parties agree and acknowledge that the release set forth in Paragraph 4(a) above shall not be construed to prevent Executive from participating in or cooperating with any state or federal agency investigation or charge of discrimination. However, Executive understands and agrees that Executive is releasing the Released Parties from any and all claims by which Executive is giving up the opportunity to recover any compensation, damages, or any other form of relief in any proceeding brought by Executive or on Executive’s behalf.

6.	You are aware that hereafter there may be discovery of claims or facts in addition to or different from those now known or believed to be true with respect to the matters addressed herein. Nevertheless, it is the parties’ intention to settle and release fully, finally and forever all such matters and claims relative to your employment and association with the Released Parties and the termination thereof which do now exist, may exist, or heretofore have existed relating to such matters (except as may be specifically excluded herein). In furtherance of this intention, the releases given herein shall be and remain in effect as a full and complete release of all such matters, notwithstanding the discovery or existence of any additional or different claims or facts relative to your employment, termination of employment or association of the Released Parties.

7.	You agree never to sue any Released Party in any forum for any claim covered by the above waiver and release language, except that you may bring a claim under the ADEA to challenge this Release Agreement or enforce your rights hereunder. If you violate this Release Agreement by suing any Released Party, other than as described in the preceding sentence, you shall be liable to the Company and the Released Parties for their reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this Release Agreement is intended to reflect any party’s belief that your waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.

8.	You agree that you have no present or future right to employment with any of the Released Parties.

9.	Except as necessary to comply with the terms of this Release Agreement, the terms of this Release Agreement, the substance of any negotiations leading up to this Release Agreement, and any matters concerning your separation from employment with the Company shall be kept confidential by you. You warrant and represent that you will not reveal or engage in any conduct that might reveal the terms of this Release Agreement to anyone except members of your immediate family, your attorney, and your tax advisor, except as disclosure of such matters may be required by law. Notwithstanding anything to the contrary in this Release Agreement, you (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the contemplated transaction and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and tax structure.

10.	This Release Agreement does not constitute an admission by the Released Parties of any violation of any federal, state, local or common law, regulation, ordinance or executive order. The Released Parties expressly deny any such violation. This Release Agreement was entered into by the parties solely to avoid litigation and/or arbitration.

11.	If any provision of this Release Agreement is determined by a court of competent jurisdiction to be unenforceable in any respect, then such provision shall be deemed limited and restricted to the maximum extent that the court shall deem the provision to be enforceable, or, in the event that this is not possible, the provision shall be severed and all remaining provisions shall continue in full force and effect. However, in the event that the waiver or release of any claim is found to be invalid or unenforceable and cannot be modified as aforesaid, then you agree that you will promptly execute any appropriate documents presented by the Company that would make the waiver or release valid and enforceable to the maximum extent permitted by law. The invalidity or unenforceability of any provision of this Release Agreement shall not affect the validity or enforceability of any other provision hereof.

12.	This Release Agreement and the Severance Agreement constitute the complete understanding and agreement between the Company and Executive regarding the subject matter hereof, and supersede all prior discussions, negotiations and agreements, written or oral, between the parties concerning such subject matter. The terms and conditions of this Release Agreement may be modified and amended only by a written instrument signed by the parties to this Release Agreement. In the event of a conflict between this Release Agreement and the Severance Agreement, this Release Agreement shall govern.

13.	This Release Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Illinois (without regard to any provision that would result in the application of the laws of any other state or jurisdiction). In the event of any dispute or claim relating to or arising out of the Severance Agreement or this Release Agreement, Executive and the Company agree that all such disputes shall be subject to arbitration, as set forth in Section 5.9 of the Severance Agreement.

14.	By signing this Release Agreement, you acknowledge and represent that:

a.	you have thoroughly read and understand this Release Agreement, including but not limited to the waiver of claims in Paragraph 4;

b.	you have been given at least [twenty-one (21)][forty-five (45)] days to consider the terms of this Release Agreement [if a RIF, add: and the information conveyed in Exhibit 1], even if you have decided to execute the Release Agreement before the expiration of the [twenty-one (21)][forty-five (45)] days;

c.	you have been advised to seek legal counsel concerning the terms of this Release Agreement before signing it and have had ample opportunity to do so;

d.	you signed this Release Agreement knowingly and voluntarily, without duress or reservation of any kind;

e.	you are not waiving any claims or rights that may arise after you execute this Release Agreement; and

f.	you understand that this Release Agreement and the Severance Agreement provide consideration greater than that to which you would already be entitled; and

g.	you have the right to revoke this Release Agreement within seven (7) days of signing it by providing written notice of that revocation to the Company to the attention of [insert name and title], it being understood that such revocation must be received by [insert name and title] during the seven-day period to be effective.

If you agree to the terms set forth above, please sign, date and return the enclosed copy of this Release Agreement to the Company, on or before [insert return date].

IN WITNESS WHEREOF, the parties have executed this Release Agreement effective as of the date first above written.

COLEMAN CABLE, INC.	[EXECUTIVE’S NAME]

By:
Its: